Exhibit 4.4

SECOND SUPPLEMENTAL INDENTURE

THIS SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of April 24, 2007, is entered into by and among (i) China Security & Surveillance Technology, Inc., a Delaware corporation (the “Company”), (ii) China Safetech Holdings Limited, incorporated under the laws of British Virgin Islands and China Security & Surveillance (HK) Ltd., incorporated under the laws of Hong Kong (together, the “Existing Guarantors”), (iii) the parties set forth in Annex A hereto, (iv) Chain Star Investments Ltd., incorporated under the laws of Hong Kong (the “New Guarantor” and, together with the Existing Guarantors, the “Guarantors”) and (v) The Bank of New York, as trustee (the “Trustee”). Capitalized terms used herein but not otherwise defined herein shall have the respective meanings set forth in the Amended Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company, the Existing Guarantors and the Trustee have entered into an Indenture, dated as of February 16, 2007, which sets forth the terms and conditions for the issuance by the Company of US$60,000,000 1.0% Guaranteed Senior Unsecured Convertible Notes due 2012 (the “Notes”), as amended by that certain Supplemental Indenture (the “First Supplemental Indenture”), dated as of March 29, 2007 (the “Amended Indenture”);

WHEREAS, Section 8.02 of the Amended Indenture provides that the Company and the Trustee may, from time to time and at any time, with the consent of the holders of a majority in aggregate principal amount of the Notes at the time outstanding, enter into indentures supplemental thereto for the purpose of changing in any manner any of the provisions of the Amended Indenture subject to the conditions set forth therein;

WHEREAS, Sections 4.18 and 9.03 of the Amended Indenture provide that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company's obligations under the Notes pursuant to a Guarantee on the terms and conditions set forth herein;

WHEREAS, pursuant to Section 9.03 of the Amended Indenture, the Trustee and the Company are authorized to execute and deliver this Second Supplemental Indenture for the purpose of adding Guarantees with respect to the Notes without notice to or consent of any Noteholders;

WHEREAS, the holders of a majority in aggregate principal amount of the Notes currently outstanding have consented (the evidence of such consent having been obtained and provided to the Trustee as required under the Amended Indenture) to the execution of this Second Supplemental Indenture by the parties hereto; and

WHEREAS, each of the Company, the Trustee and the Guarantors has complied with the requirements under the Amended Indenture to execute this Second Supplemental Indenture and has provided the Trustee with an Officers’ Certificate and an Opinion of Counsel as conclusive evidence that the execution of this Second Supplemental Indenture complies with the applicable requirements under the Amended Indenture and is otherwise authorized or permitted by the Amended Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1.	Amendments to the Indenture. The Amended Indenture is hereby further amended as follows:

(a)    The definition of “Investor Rights Agreement” in Section 1.01 thereof is hereby replaced in its entirety with the following:

“Investor Rights Agreement” means the amended and restated investor rights agreement dated as of April 24, 2007 by and among the Company, the Guarantors, the Operating Subsidiaries, certain other Subsidiaries of the Company, the Shareholders and Citadel Equity Fund Ltd.”

(b)    The text under Section 4.09(b)(i) thereof is deleted in its entirety and is replaced with “[RESERVED]”, such that such Section shall read in its entirety as follows:

“[RESERVED]”

(c)    The reference to “2.50” in Section 4.09(b)(ii) thereof is hereby replaced with "3.50”, such that such Section shall read in its entirety as follows:

“a Leverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four Fiscal Quarters ending on such day, not exceeding 3.50 to 1.00.”

2.     Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Company's obligations under the Notes on the terms and subject to the conditions set forth in the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes.

3.     Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Amended Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Amended Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

4.     Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.     Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

6.	Counterparts.

(a)    The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Second Supplemental Indenture.

(b)    This Second Supplemental Indenture may be executed in one or more counterparts and when a counterpart has been executed by each party, all such counterparts taken together shall constitute one and the same agreement.

7.     Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

CHINA SECURITY & SURVEILLANCE TECHNOLOGY, INC.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

CHINA SAFETECH HOLDINGS LIMITED

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (HK) LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

CHAIN STAR INVESTMENTS LTD

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: CEO

FOR THE PURPOSE OF SECTION 4.18(A) OF THE AMENDED INDENTURE ONLY GOLDEN GROUP CORPORATION (SHENZHEN) LIMITED

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: Director

SHANGHAI CHENG FENG DIGITAL TECHNOLOGY CO., LTD.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: Director

CHINA SECURITY & SURVEILLANCE TECHNOLOGY (PRC), INC.

By:	/s/ Tu Guo Shen
Name: Tu Guo Shen Title: Director

THE BANK OF NEW YORK, a New York banking corporation, as Trustee

By:	/s/ Lici Zhu
Name: Lici Zhu Title: Assistant Treasurer

ANNEX A

1.
Golden Group Corporation (Shenzhen) Limited, a limited liability company organized and existing under the laws of the People’s Republic of China (“PRC”) (with respect to Section 4.18(a) of the Amended Indenture only).

2.	Shanghai Cheng Feng Digital Technology Co., Ltd., a limited liability company organized and existing under the laws of the PRC (with respect to Section 4.18(a) of the Amended Indenture only).

3.	China Security & Surveillance Technology (PRC), Inc., a limited liability company organized and existing under the laws of the PRC (with respect to Section 4.18(a) of the Amended Indenture only).